Exhibit 4.120

Loan Agreement

Contract No. :ABC(2012)1003-1

13010120150000397

Borrower : Shijie Kaiyuan Auto Trading Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : February15, 2015

Loan Amount : RMB100,000,000

Length of maturity : February15, 2015 to February14, 2016

Use of Loan : Vehicle Purchase

Loan Interest : 6.72%

Debt Note:   Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are two Debt Note of the contract:

1.	Date of Draft : February 16, 2015

Draft Amount: RMB80,000,000

2.	Date of Draft : February 25, 2015

Draft Amount: RMB20,000,000

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : February14, 2016

Loan Guarantee : Guaranty of Mortgage   Guaranty of Guarantee,

- Hebei Ruiliang Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.13100220150014859.

- WEIXING entered into The Maximum Mortgage Contract with the lender, with the contract no.13100120150017907.